Exhibit 16.1

February 2, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 27, 2009, of Favrille, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 on pages 48 and 49 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP